Exhibit (k)(3)

FORM OF ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of this              day of                         , 2013 by and among Pathway Energy Infrastructure Fund, Inc., a Maryland corporation (the “Company”), Behringer Securities LP, a Texas limited partnership (the “Dealer Manager”), and UMB Bank, N.A., as Escrow Agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, the Company will issue in a public offering (the “Offering”) shares of its common stock (the “Shares”) pursuant to a Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission;

WHEREAS, Pathway Energy Infrastructure Management, LLC, a Delaware limited liability company (the “Advisor”), will externally manage and advise the Company;

WHEREAS, the Dealer Manager will act as dealer manager for the offering of the Shares;

WHEREAS, the Company is entering into this Agreement to set forth the terms on which the Escrow Agent will, except as otherwise provided herein, hold and disburse the proceeds from subscriptions for the purchase of the Shares in the Offering until such time as the Company has received subscriptions for Shares from all persons not affiliated with the Advisor resulting in total minimum capital raised of $2,500,000 (the “Required Capital”); and

WHEREAS, the Escrow Agent has engaged DST Systems, Inc. (the “Processing Agent”) as its agent to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account.  In so acting the Processing Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager, nor shall they have any interest other than that provided in this Agreement in assets in Processing Agent’s possession as the agent of the Escrow Agent.

AGREEMENT

NOW, THEREFORE, the Company and the Escrow Agent agree to the terms of this Agreement as follows:

1.                                      Appointment and Commencement of Duties.  The Company hereby appoints the Escrow Agent for purposes of holding the proceeds from the subscriptions for Shares on the terms and conditions set forth herein (the “Escrowed Funds”).  This Agreement will be effective on the date on which the Escrow Agent receives any subscription proceeds.

2.                                      Operation of the Escrow Account.

(a)                                 Deposits in the Escrow Account.

(1)                                 Until such time as the Company has received subscriptions for Shares resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account (as hereinafter defined) in accordance with Section 2(b)(1)(A), persons subscribing to purchase the Shares (the “Subscribers”) will be instructed by the Dealer Manager or any soliciting broker dealers to remit the purchase price in the form of checks, drafts, wires, Automated Clearing House (ACH) or money orders (hereinafter “instruments of payment”) payable to the order of “UMB Bank, N.A., Escrow Agent for Pathway Energy Infrastructure Fund, Inc.,” or a recognizable contraction or abbreviation thereof including, but not limited to, “UMB Bank NA Escrow Agent for Pathway Energy Infrastructure Fund.”  Completed subscription agreements and instruments of payment for the purchase price for Shares shall be remitted by the broker dealers or registered investment advisors, as applicable, on behalf of the Subscribers directly to the Escrow Agent as provided in Section 12(2) by noon of the next business day following receipt of any such instruments of payment.  After subscriptions are received resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account in accordance with Section 2(b)(1)(A) hereof, subscriptions may continue to be so submitted unless otherwise instructed by the Dealer Manager.  Any checks, drafts or money orders received made payable to a party other than the Escrow Agent (or after the Required Capital is received, made payable to a party other than the party designated by the Dealer Manager) shall be returned to the soliciting broker dealer who submitted the check, draft or money order.  All instruments of payment from each such Subscriber shall, except as otherwise specified herein, be deposited into a single interest-bearing money market account entitled “ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS OF PATHWAY ENERGY INFRASTRUCTURE FUND, INC.” or such similar designation as the parties may agree (the “Escrow Account”), which deposit shall occur within one (1) business day after the Escrow Agent’s receipt of the instrument of payment (after the Required Capital is received, a new account may be established in the name of the Company).

(2)                                 Not later than ten (10) business days prior to any required disbursement of interest by the Escrow Agent to any Subscriber pursuant to Section 2(b)(4) hereof or other applicable provision herein, the Dealer Manager or the Company will provide or cause to be provided to the Escrow Agent, an executed IRS Form W-9 (which may be a Substitute Form W-9 as contained in the subscription agreement provided such Substitute Form W-9 is in conformity with all applicable Internal Revenue Service rules, regulations and guidelines) (“Form W-9”), the calculation of the number of shares purchased, and purchase price remitted or other documentation containing such information sufficient to identify the respective Subscriber.  The Escrow Agent shall not be obligated to use any efforts to obtain such information from the Subscriber, the Company or the Dealer Manager.  If such information regarding a Subscriber is not provided to the Escrow Agent in a timely manner after the Escrow Agent’s receipt of the purchase price from such Subscriber, the Company shall cooperate with the Escrow Agent to return such funds to the soliciting dealer or other applicable party who submitted the funds, unless such information for a Subscriber is provided prior to the actual return of such funds by the Escrow Agent, and no interest otherwise payable shall be due or payable with respect to such funds under Section 2(b)(4) hereof.  The Escrow Account will be established and maintained in such a way as to permit the interest income calculations described in Section 2(b)(4).

(3)                                 The Processing Agent, as agent for the Escrow Agent, will maintain a written account of each sale, which account shall set forth, among other things, the following information: (A) the Subscriber’s name and address, (B) the number of Shares purchased by the Subscriber, and (C) the amount paid by the Subscriber for the Shares.  During the escrow period neither the Company, the Dealer Manager nor the Processing Agent will be entitled to any principal funds received into the Escrow Account.

(4)                                 The Escrow Agent agrees to promptly process for collection the instruments of payment upon deposit into the Escrow Account.  Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with Sections 2(b)(1)(A)-(B) hereof.  Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or the Dealer Manager or any of their affiliates.  If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital, the Escrow Agent shall promptly notify the Dealer Manager, the Company and the Processing Agent in writing by mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable, in the amount of such returned payment as well as any interest earned on the amount of such payment.

(5)                                 The Company hereby directs the Escrow Agent to provide the Processing Agent with all electronic files and information needed by the Processing Agent to perform its duties as record keeper under the Agency Agreement between the Processing Agent and the Escrow Agent.

(b)                                 Distribution of the Escrowed Funds.

(1)                                 Subject to the provisions of Sections 2(b)(2)-(4)  below:

(A)                               Once the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, the Escrow Agent shall promptly notify the Company and, upon receiving written instructions and certification of approval by the Company that the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, (1) disburse to the Company, by check, ACH or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Shares and (2) disburse to the Subscribers or the Company, as applicable, any interest thereon pursuant to the provisions of

Section 2(b)(4).  For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash or a cash equivalent.  After the satisfaction of the aforementioned provisions of this Section 2(b)(1)(A), in the event the Company receives subscriptions made payable to the Escrow Agent, subscription proceeds may continue to be received in the Escrow Account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this Section 2(b)(1)(A), such proceeds are not subject to this Escrow Agreement and at the instruction of the Company to the Escrow Agent shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company.  The Company hereby covenants and agrees that it shall do all things necessary in order to establish the Deposit Account prior to its use.  No provisions of this Escrow Agreement shall apply to the Deposit Account.

(B)                               In order to induce the Escrow Agent to deposit into the Deposit Account any instruments for payment payable to the Escrow Agent, the Company warrants and represents that any subscription agreement or other disclosure provided to a subscriber of Shares shall specify that notwithstanding such instruments for payment naming the Escrow Agent as payee thereon, it shall not be maintained in an escrow account with the Escrow Agent after the Required Capital has been achieved.

(2)                                 Within four (4) business days of the close of business on the date that is one year following commencement of the Offering (such commencement date shall be promptly provided to the Escrow Agent by the Company after the commencement of the Offering), the Escrow Agent shall promptly notify the Company if it is not in receipt of deposits for the purchase of Shares providing for total purchase proceeds that equal or exceed the Required Capital (from all sources but exclusive of any funds received from subscriptions for Shares from entities which the Company has notified the Escrow Agent are affiliated with the Advisor).  The Company agrees that it will provide, or cause to be provided, to the Escrow Agent an executed Form W-9 for each Subscriber by the end of the ninth (9th) day following the date of such notice if interest will be payable to any such Subscribers.  On the tenth (10th) day following the date of such notice, the Escrow Agent shall promptly return directly to each Subscriber the collected funds deposited in the Escrow Account on behalf of such Subscriber (unless earlier disbursed in accordance with Section 2(b)(3) below), or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, in each case, together with interest, if any, in the amounts calculated pursuant to Section 4 for each Subscriber at the address provided by the Dealer Manager or the Company.  However, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected.

(3)                                 If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Company, promptly issue a refund to the rejected Subscriber.  If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber after such funds have been collected.  If the Escrow Agent has not yet submitted a rejected Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.

(4)                                 At any time after funds are disbursed upon the Company’s acceptance of subscriptions pursuant to Section 2(b)(1) above on the tenth (10th) day following the date of such acceptance, but except as otherwise provided herein, the Escrow Agent shall promptly provide directly to each Subscriber the amount of the interest payable to the Subscriber, if any.  If the Company determines that interest will be payable to Subscribers, the Company agrees that it will inquire of the Escrow Agent whether the Escrow Agent is in possession of all Subscribers’ executed Forms W-9 or such Subscribers’ federal tax identification numbers provided by the Company, and agrees that it will not accept subscriptions of any Subscriber for which the Escrow Agent is not in possession of an executed Form W-9 provided by the Company, provided that the Escrow Agent has so informed the Company.  The Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by the Escrow Agent.  The foregoing notwithstanding, interest, if any, earned on subscription proceeds will be payable to a Subscriber only if (A) the Subscriber’s funds have been held in escrow by the Escrow Agent for at least 35 days and (B) the Escrow Agent has been in receipt of a subscription agreement properly executed by the Subscriber and otherwise in good order for at least 35 days.  Any interest earned on accepted subscription proceeds that is not payable to the Subscriber pursuant to the preceding sentence will be payable to the Company.  The Escrow Agent shall issue checks for interest earned in the Escrow Account on subscription proceeds and IRS Forms 1099 relating thereto to Subscribers.

3.                                      Escrowed Funds.  Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of Section 2(b) hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings or interest derived therefrom in the Escrow Account in UMB Bank Money Market Special, an interest-bearing bank money market account, permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.  The Escrow Agent shall not invest funds deposited or any earnings or interest derived therefrom in any other investment without the prior written direction or approval from the Company.

Income, if any, resulting from the investment of the Escrowed Funds shall be retained by the Escrow Agent, and shall be distributed according to this Agreement.

4.                                      Interest Payable to Subscribers.  If the Offering terminates prior to receipt of the Required Capital, interest income earned on subscription proceeds deposited in the Escrow Account (the “Escrow Income”) shall be remitted to Subscribers, or to the Company if the applicable Subscriber’s funds have been held in escrow by the Escrow Agent for less than 35 days, in accordance with Section 2(b) and without any deductions for any fees or expenses.  The Escrow Agent shall remit the Escrow Income in accordance with Section 2(b).  If the Company chooses to leave the Escrow Account open after receiving the Required Capital, then it shall make regular acceptances of subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Subscribers or the Company, as applicable, pursuant to the provisions of Section 2(b)(4).

5.                                      Reporting by Escrow Agent.  The Escrow Agent shall report to the Company up to daily but at least weekly as instructed by the Company or the Dealer Manager on the account balances in the Escrow Account, and the activity in such accounts since the last report.

6.                                      Duties of the Escrow Agent.  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, the any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

7.                                      Liability of the Escrow Agent; Indemnification.  The Escrow Agent acts hereunder as a depository only.  The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of the Escrow Agent unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Funds, the Escrow Agent is authorized to comply with any final, binding, non-appealable decision reached through such arbitration or litigation.

The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation reasonable and documented legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

8.                                      The Escrow Agent’s Fee.  Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable and documented out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable and documented attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses payable pursuant to this Section 8 shall be paid by the Company.

9.                                      Security Interests.  No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

10.                               Dispute.  In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until:

(a)                                 the rights of the adverse claimants shall have been fully and finally adjudicated (such adjudication being non-appealable) in a court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or

(b)                                 all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

11.                               Resignation of Escrow Agent.  Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect.  Upon the effective date of such resignation or removal:

(a)                                                all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(b)                                                if no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final, non-appealable order or judgment of a court of competent jurisdiction; and

(c)                                                 further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent and the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

12.                               Notices.  All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (a) personally delivered, (b) sent by telecopy and confirmed by phone or (c) mailed by registered or certified mail, with return receipt requested, delivered as follows:

(1) If to the Company:	Pathway Energy Infrastructure Fund, Inc.
c/o Behringer Harvard
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention: General Counsel
Telephone: (214) 655-1600
Facsimile: (214) 655-1610

with a copy to:

Pathway Energy Infrastructure Fund, Inc.
10 E. 40th Street, 44th Floor
New York, New York 10016

Facsimile: (212) 448-9652
	Attention:	John F. Barry III
M. Grier Eliasek
John Kneisley
Frank V. Saracino
Legal Department
	Email:	fax@prospectstreet.com
jbarry@prospectstreet.com
grier@prospectstreet.com
jkneisley@prospectstreet.com
fsaracino@prospectstreet.com
pa@prospectstreet.com
pl@prospectstreet.com

(2) If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens, Corporate Trust
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

13.                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof requiring the application of the laws of any other jurisdiction.

14.                               Binding Effect; Benefit.  This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

15.                               Modification.  This Agreement may be amended, modified or terminated at any time by a writing executed by the Company and the Escrow Agent.

16.                               Assignability.  This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

17.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

18.                               Headings.  The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

19.                               Severability.  This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.  No failure or delay of any party in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.  In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

20.                               Earnings Allocation; Tax Matters; Patriot Act Compliance. The Escrow Agent  shall be responsible for all tax reporting under this Escrow Agreement.  The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation reasonably requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

21.                               Sarbanes-Oxley.  The Escrow Agent will reasonably cooperate with the Company in fulfilling any of the Company’s obligations under the Sarbanes-Oxley Act of 2002, as such obligations relate to the provision of services under this Agreement, including assistance as to the documentation and auditing of Escrow Agent’s procedures.

22.                               Miscellaneous.  This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

23.                               Termination of the Agreement.  This Agreement, except for Sections 7 and 11 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent.

[SIGNATURE PAGES FOLLOW]

COMPANY:

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

By:
Name:	M. Grier Eliasek
Title:	Chief Executive Officer and President

DEALER MANAGER:

BEHRINGER SECURITIES LP

By:
Name:	Robert F. Muller, Jr.
Title:	Chief Executive Officer

ESCROW AGENT:

UMB BANK, N.A.

By:
Name:	Lara L. Stevens
Title:	Vice President